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FOR IMMEDIATE RELEASE

CONTACT:  Karen Berardino               Jackie Barry
          (508) 389-3298                (978) 725 - 1240


MASSACHUSETTS DEPARTMENT OF TELECOMMUNICATIONS AND ENERGY
APPROVES NEES/EUA RATE SETTLEMENT

     WESTBOROUGH, Mass., March 15, 2000 - The Massachusetts Department of Telecommunications and Energy (DTE) has approved the rate plan agreement proposed by Massachusetts Electric Company, a subsidiary of New England Electric System (NEES, NYSE:NES); Eastern Edison Company, a subsidiary of Eastern Utilities Associates (NYSE: EUA); the Massachusetts Attorney General; the Massachusetts Division of Energy Resources (DOER); Associated Industries of Massachusetts (AIM); and The Energy Consortium (TEC).

     The DTE order approves the merger of Eastern Edison Company into Massachusetts Electric Company, and approves the rate consolidation of the two companies, including a plan to reduce rates for customers.

     The action comes on the heels of a vote yesterday by the Rhode Island Public Utilities Commission to approve the proposed rate consolidation settlement filed by NEES subsidiary, The Narragansett Electric Company, and EUA subsidiaries Blackstone Valley Electric Company and Newport Electric Company.

     The Massachusetts rate plan agreement, approved by the DTE, will save an estimated $170 million associated with the merger in the first five years of the rate plan. The agreement also will ensure that customers of the two companies will benefit from electric distribution rates that will remain among the region's lowest for a decade. In addition, the agreement includes a comprehensive service quality plan that rewards or penalizes the company based on its annual performance in areas of reliability, customer satisfaction, and safety.

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"This is an important step that brings us closer to finalizing the NEES/EUA merger which will benefit our current and new customers," said NEES President and Chief Executive Officer Rick Sergel. "We look forward to receiving approval from the U.S. Securities and Exchange Commission (SEC) to complete the merger." Both the Massachusetts and Rhode Island settlements will be implemented following SEC approval and when the operating company's metering and billing systems are ready.

     Following the merger, NEES will serve a total of 1.7 million customers in 228 cities and towns in Massachusetts, Rhode Island, and New Hampshire.